Exhibit 10.1

[LAST NAME]

AMENDMENT TO EMPLOYMENT AGREEMENT

Dear [NAME]:

This Amendment to Employment Agreement (this “Amendment”) is entered into by and between [Sierra Oncology Canada ULC, a British Columbia unlimited liability company formerly known as ProNAi Therapeutics Canada ULC]1 [Sierra Oncology, Inc., a Delaware corporation formerly known as ProNAi Therapeutics, Inc.]2 (the “Company”) and [NAME] (the “Employee”), as of the date both parties sign this Amendment.

W I T N E S S E T H

WHEREAS, the Company and the Employee are party to that certain Employment Agreement dated [DATE], (the “Employment Agreement”) and attached hereto as Exhibit A.

WHEREAS, it is the intention of the Company and Employee to continue the Employment Agreement except for the specific amendments enumerated below, which amendments are intended to, among other things, increase the Severance Period (as defined in the Employment Agreement).

NOW, THEREFORE, in consideration of the mutual promises herein contained, it is hereby agreed as follows:

1.    Amendments to Employment Agreement.

(a)	Section [5(b)(i)][1] [7(a)(i)][2] [8(a)(i)][3] of your Employment Agreement is hereby replaced in its entirety by the following:

“severance pay in the form of continuation of your base salary (the “Base Salary”) in effect as of the employment termination date for twelve (12) months (the “Severance Period”), subject to required payroll deductions and withholdings and paid on the Company’s normal payroll schedule [(provided that if you are not subject to United States taxation on any of the Severance Benefits, the Company may provide the severance pay in a lump sum payment in lieu of salary continuation, at its sole discretion)]1; provided, however, that if your employment termination date occurs within the twelve (12)-month period following the consummation of a Change of Control: (A) your annual Base Salary for purposes of this Section [5(b)(i)]1 [7(a)(i)]2 [8(a)(i)]3 shall be deemed to be the sum of (x) your Base Salary in effect as of your employment termination date and (y) the average of your actual Performance Bonuses paid for the two (2) most recently-completed fiscal years prior to the date of your termination of employment (or: (I) if you have been employed for only the most recently completed fiscal year, the Performance Bonus paid for the most recently-completed fiscal year or (II) if you have not been employed throughout the most-recently completed fiscal year and through the Performance Bonus payment date with respect to such fiscal year, your target Performance Bonus for the year in which your date of termination occurs) and (B) the length of the Severance Period shall be increased based on your years of service completed with the Company to be the

[1]	For Canadian employees.
[2]	For U.S. employees.
[3]	For Dr. Klencke.

Severance Period set forth in the table below:

Years of Completed Service	Length of Severance Period in months
0	13.5
1	14.4
2	15.3
3	16.2
4	17.1
5 or more years	18

(b)	Section [5(b)(ii)][1] [7(a)(ii)][2] [8(a)(ii)][3] of your Employment Agreement is hereby replaced in its entirety by the following:

“cash consideration in the form of monthly payments in the amount equal to your monthly cost to maintain your personal health benefit plan coverage at the same level in effect as of your employment termination date (including dependent coverage, if elected prior to your employment termination) through the earlier of the end of the Severance Period or the date that you become eligible for group health insurance coverage through a new employer, with any such cash payments to be subject to applicable deductions and withholdings. You agree to provide prompt written notice to the Company if you become eligible for group health insurance coverage through a new employer during the Severance Period.

The severance described in Sections [5(b)(i) and (ii)]1 [7(a)(i)and (ii)]2 [8(a)(i)and (ii)]3 shall be paid on or commencing no later than the first business day following the sixtieth (60th) day following your termination of employment and in compliance with the timeframe required under Section 409A as set forth herein, and the first payment will include the payments due and owing prior to that payment date but for the application of this sentence. If the Straddle Period (as defined below) spans two (2) calendar years, then payments under Section [5(b)(i) and (ii)]1 [7(a)(i)and (ii)]2 [8(a)(i)and (ii)]3 will first be made on the first business day in the second calendar year that occurs after the expiration of the sixty (60)-day period in which the release must be delivered and effective, as described in Section [7]1 [9]2 [10]3. The “Straddle Period” shall mean the sixty (60)-day period following a termination of employment in which the release is to be executed and become irrevocable pursuant to Section [7]1 [9]2 [10]3 hereof.”

2.    Entire Agreement. The Employment Agreement, as amended by this Amendment, sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them. No modification of or amendment to the Employment Agreement or this Amendment, nor any waiver of any rights thereunder, shall be effective unless in writing signed by the parties to the Employment Agreement.

[1]	For Canadian employees.
[2]	For U.S. employees.
[3]	For Dr. Klencke.

3.    No Other Changes to Employment Agreement. Except as expressly modified herein, all other provisions of the Employment Agreement remain in full force and effect, except that on or after the date of this Amendment all references in the Employment Agreement to “this Agreement,” “hereto,” “hereof,” “hereunder,” or words of like import shall mean the Employment Agreement as amended by this Amendment.

4.    [At Will Employment. Nothing in this Amendment alters the at-will nature of Employee’s employment. Either Employee or the Company may terminate Employee’s employment at any time with or without notice or reason.]1

5.    Governing Law. This Amendment shall be subject to the same Governing Law provision as is set forth in your Employment Agreement.

[1]	For U.S. employees.

IN WITNESS WHEREOF, this Amendment to Employment Agreement has been duly executed by the parties hereto this      day of April 2017.

COMPANY:

By:		Date:
Name:	Nick Glover
Title:	President and Chief Executive Officer

IN WITNESS WHEREOF, this Amendment to Employment Agreement has been duly executed by the parties hereto this      day of April, 2017.

I have read and understood this Amendment and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me relating to the subject matter hereof except as specifically set forth herein.

EMPLOYEE:

By:
Name:	[NAME]